Exhibit 15.1

RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

We have reviewed, in accordance with standards established by the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Financial Trust and subsidiaries for the periods ended March 31, 2008 and 2007, as indicated in our report dated May 8, 2008 because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, is incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of a Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

June 10, 2008